SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 24, 2009

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Spring Street, New Albany, Indiana 47150
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number including area code (812) 944-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

James D. Rickard, President and CEO, Paul A. Chrisco, Executive Vice President and CFO, Kevin Cecil, Executive Vice President, Michael K. Bauer, Executive Vice President and Chief Credit Officer, and Bill D. Wright, Executive Vice President, Treasurer, and Director of Planning (collectively, the “Executive Officers”), each have an employment agreement (the “Employment Agreement”) with the Company.  In connection with the Company’s participation in the Troubled Asset Relief Program (“TARP”)-Capital Purchase Program (“CPP”) of the United States Treasury (the “Treasury”) in May of 2009, each Executive Officer amended the terms of his Employment Agreement (the “May Amendment”).

In the June 15, 2009 Federal Register, the Treasury published an interim final rule (the “IFR”) amending 31 CFR Subtitle A, by revising part 30.  The IFR provides guidance on the executive compensation and corporate governance provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), as they affect participants in the TARP-CPP program.

The IFR expands the definition of the term “golden parachute payment” to also include (1) payments due to a change in control; and (2) acceleration of vesting due to a change in control event.  The IFR also prohibits the deferral of golden parachute payments past the end of the period in which any investor owns any debt or equity securities of the Company acquired pursuant to the Company’s participation in the TARP-CPP, or any warrants issued thereunder (the “Restricted Period”).

To comply with the requirements of the IFR, the Company and the Executive Officers, on August 24 2009, entered into additional agreements amending each May Amendment.  These new amendments are described below:

1.
Each May Amendment provided that no golden parachute payment shall be made during the Restricted Period.  The term “Golden Parachute Payment,” as defined in paragraph (6) of the May Amendment, was amended so that it currently reads in its entirely as follows:

“Golden Parachute Payment” means any payment for the departure from employment with the Company for any reason, or any payment due to a change in control of the Company or any entity that is included in a group of entities treated as one TARP recipient with the Company, except for payments for services performed or benefits accrued, and as further defined and interpreted by the Treasury in the IFR or in other applicable statutes and regulations.”

2.
The Company’s Performance Units Plan (the “Units Plan”) provides that in the event of a change in control of the Company each participant shall be entitled to receive payment, prior to the end of the performance period.  The payment shall be  in an amount equal to what would otherwise be payable if the performance period had elapsed on the date of the change in control; however, if any of the targeted performance objectives has not been met as of the date of the change of control, the amount payable to the participant shall be determined by applying a formula as set out in Section 11 of the Units Plan (all of which actions, as described in this paragraph, shall be collectively referred to as the “Change In Control Payments”).  Each of the Executive Officers agreed that if a change in control, as defined in the Units Plan, occurs during the Restricted Period, the Company shall not make the Change In Control Payments, and they shall not be entitled to receive any such payments either during or after the end of the Restricted Period.

3.
Under the terms of paragraph (7) of each May Amendment, the Company agreed to pay, once the Restricted Period terminated, each Executive Officer the cash amounts or Golden Parachute Payments that would have otherwise been paid to them during the Restricted Period.  In the new amendments, each of the Executive Officers acknowledged that, as the result of the adoption of the IFR, applicable law will not permit the Company to pay them after the end of the Restricted Period cash amounts or Golden Parachute Payments that would have otherwise been paid to them during the Restricted Period .

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

EXHIBIT NO.

99.1 Amendment to Executive Officer’s Employment Agreements dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date: August 28, 2009	By:	/s/ James D. Rickard
Name: James D. Rickard
Title: President and CEO

Date: August 28, 2009	By:	/s/ Paul A. Chrisco
Name: Paul A. Chrisco
Title: Chief Financial Officer